Exhibit 99.1

Interactive Intelligence Reports 2009 Fourth Quarter and Full-Year Results
Quarterly revenue growth of 14.8 percent; record annual revenues

INDIANAPOLIS, Jan. 28, 2010 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced results for its fourth quarter and full year ended Dec. 31, 2009.

The company is reporting 2009 fourth quarter total revenues of $35.9 million, an increase of 14.8 percent compared to $31.3 million in the fourth quarter of 2008. Total revenues for 2009 were $131.4 million, compared to $121.4 million in 2008, an increase of 8.2 percent.

“Despite the challenging economy, we executed well throughout the year with strong 16.2 percent product revenue growth in the fourth quarter,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “In 2009 we continued to go up-market with more than double the number of $1 million-plus orders compared to 2008. We also executed well last year on our communications-as-a-service business with more than 50 percent revenue growth over 2008.”

Fourth quarter 2009 financial results include:
•	Product revenues of $18.0 million, compared to $15.4 million in the fourth quarter of 2008
•	Services revenues of $17.9 million, compared to $15.9 million in the fourth quarter of 2008
•	Gross margins of 70.0 percent, up from 66.9 percent in the fourth quarter of 2008
•
Net income on a generally accepted accounting principles (GAAP) basis of $2.5 million, with diluted earnings per share (EPS) of $0.14, compared to net income of $1.5 million, with EPS of $0.08 in the fourth quarter of 2008

•	Net income on a non-GAAP* basis of $5.1 million, with EPS of $0.27, compared to non-GAAP net income of $3.2 million and EPS of $0.18 in the fourth quarter of 2008

For the fourth quarter of 2009, non-GAAP net income and EPS exclude charges for stock-based compensation of $775,000, or EPS of $0.04, and non-cash income tax expense of approximately $1.8 million, or EPS of $0.10. For the fourth quarter of 2008, non-GAAP net income and EPS exclude charges for stock-based compensation of $651,000, or EPS of $0.04, and non-cash income tax benefit of $1.1 million, or EPS of $0.06.

Full-year 2009 financial results include:
•	Product revenues of $63.1 million, compared to $60.3 million in 2008
•	Services revenues of $68.3 million, compared to $61.2 million in 2008
•	Gross margins of 69.7 percent, up from 67.8 percent in 2008
•	Net income on a GAAP basis of $8.6 million, with EPS of $0.47 compared to net income of $4.3 million, with EPS of $0.23 in 2008
•	Net income on a non-GAAP basis of $18.0 million, with EPS of $0.99, compared to non-GAAP net income of $10.5 million, and EPS of $0.56 in 2008

For the full year of 2009, non-GAAP net income and EPS exclude charges for stock-based compensation of $3.3 million, or EPS of $0.18, and non-cash income tax expense of approximately $6.0 million, or EPS of $0.33. For 2008, non-GAAP net income and EPS exclude charges for stock-based compensation of $3.0 million, or EPS of $0.16, and non-cash income tax benefit of $3.2 million, or EPS of $0.17.

“Looking forward, we see an improved market environment,” Brown said. “We’re excited about the traction we’re gaining with our new Interaction Process Automation™ application and our CaaS business, as well as other new innovative products underway. We’ll continue to invest in development for the long-term benefit of customers and shareholders, and we see an opportunity for added growth as we further invest in marketing and brand-building activities throughout the year.

“We currently expect total revenues for 2010 to increase by about ten percent, and earnings to improve,” Brown concluded.

Other 2009 financial highlights include:
•	Deferred revenues totaling $48.2 million as of Dec. 31, 2009, up from $43.1 million as of Dec. 31, 2008
•	Cash and investment balances as of Dec. 31, 2009 totaling $65.0 million, up from $45.5 million as of Dec. 31, 2008, with no debt

The company will host a conference call Thursday, Jan. 28 at 4:30 p.m. Eastern time (EST), featuring Dr. Donald E. Brown, and the company’s CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.888.811.5436 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a Business Week “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner 2008 Contact Center Infrastructure, Worldwide Magic Quadrant report. Interactive Intelligence employs approximately 650 people and is headquartered in Indianapolis, Indiana. It has 14 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	Unaudited		Unaudited
Revenues:
Product	$18,000	$15,403	$63,099	$60,256
Services	17,877	15,854	68,319	61,150
Total revenues	35,877	31,257	131,418	121,406
Costs of revenues:
Product	5,131	4,705	17,452	15,446
Services	5,644	5,648	22,402	23,692
Total cost of revenues	10,775	10,353	39,854	39,138
Gross profit	25,102	20,904	91,564	82,268
Operating expenses:
Sales and marketing	10,264	9,437	39,141	39,307
Research and development	6,355	5,437	24,103	21,539
General and administrative	3,713	3,312	13,879	14,474
Total operating expenses	20,332	18,186	77,123	75,320
Operating income	4,770	2,718	14,441	6,948
Other income (expense):
Interest income	48	156	281	1,288
Other income (expense)	(406)	(282)	298	(434)
Total other income (expense)	(358)	(126)	579	854
Income before income taxes	4,412	2,592	15,020	7,802
Income tax expense	1,893	1,140	6,380	3,464
Net income	$2,519	$1,452	$8,640	$4,338

Net income per share:
Basic	$0.15	$0.09	$0.51	$0.24
Diluted	0.14	0.08	0.47	0.23

Shares used to compute net income per share:
Basic	17,267	17,082	17,096	17,746
Diluted	18,643	17,711	18,268	18,740

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income, as reported	$2,519	$1,452	$8,640	$4,338
Non-cash stock-based compensation expense:
Cost of services	53	47	239	203
Sales and marketing	238	217	1,128	1,094
Research and development	226	196	952	833
General and administrative	258	191	1,003	836
Total	775	651	3,322	2,966
Non-cash income tax expense	1,780	1,090	6,036	3,202
Non-GAAP net income	$5,074	$3,193	$17,998	$10,506

Operating income, as reported	$4,770	$2,718	$14,441	$6,948
Non-cash stock-based compensation expense	775	651	3,322	2,966
Non-GAAP operating income	$5,545	$3,369	$17,763	$9,914

Diluted EPS, as reported	$0.14	$0.08	$0.47	$0.23
Non-cash stock-based compensation expense	0.04	0.04	0.18	0.16
Non-cash income tax expense	0.09	0.06	0.34	0.17
Non-GAAP diluted EPS	$0.27	$0.18	$0.99	$0.56

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$48,497	$34,705
Short-term investments	16,482	10,805
Accounts receivable, net	32,092	27,533
Deferred tax assets, net	5,808	6,017
Prepaid expenses	5,976	5,507
Other current assets	3,935	1,995
Total current assets	112,790	86,562
Property and equipment, net	8,499	10,762
Deferred tax assets, net	6,505	5,136
Other assets, net	4,874	2,723
Total assets	$132,668	$105,183

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,903	$11,361
Accrued compensation and related expenses	4,946	3,486
Deferred product revenues	5,567	4,754
Deferred services revenues	36,225	31,457
Total current liabilities	58,641	51,058
Deferred revenue	6,420	6,878
Total liabilities	65,061	57,936

Shareholders' equity:
Preferred stock	-	-
Common stock	173	169
Treasury stock	(6,242)	(9,714)
Additional paid-in-capital	92,815	83,604
Accumulated deficit	(19,139)	(26,812)
Total shareholders' equity	67,607	47,247
Total liabilities and shareholders' equity	$132,668	$105,183

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2009	2008
	Unaudited
Operating activities:
Net income	$8,640	$4,338
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	4,171	3,659
Stock-based compensation expense	3,322	2,966
Tax benefits from stock-based payment arrangements	(5,970)	(177)
Deferred income tax	(1,114)	2,200
Accretion of investment income	(149)	(109)
Changes in operating assets and liabilities:
Accounts receivable	(4,497)	(6)
Prepaid expenses	(439)	(6)
Other current assets	(1,939)	(581)
Other assets	225	(339)
Accounts payable and accrued liabilities	6,534	1,885
Accrued compensation and related expenses	1,460	(895)
Deferred product revenues	918	(1,788)
Deferred services revenues	3,921	4,033
Net cash provided by operating activities	15,083	15,180

Investing activities:
Sales of available-for-sale investments	14,300	24,150
Purchases of available-for-sale investments	(19,815)	(17,890)
Purchases of property and equipment	(1,912)	(7,430)
Acquisition of intangible and other assets, net of cash and
cash equivalents acquired	(2,249)	-
Unrealized gain on investments	-	8
Net cash used in investing activities	(9,676)	(1,162)

Financing activities:
Proceeds from stock options exercised	2,163	879
Proceeds from issuance of common stock	252	284
Repurchase of treasury stock	-	(10,012)
Tax benefits from stock-based payment arrangements	5,970	177
Net cash provided by (used in) financing activities	8,385	(8,672)

Net increase in cash and cash equivalents	13,792	5,346
Cash and cash equivalents, beginning of period	34,705	29,359
Cash and cash equivalents, end of period	$48,497	$34,705

Cash paid during the period for:
Income taxes	$743	$431

Other non-cash item:
Purchases of property and equipment payable at end of period	$29	$59